Execution Version

ASSET PURCHASE AGREEMENT

by and among

SOVRYN HOLDINGS, INC.,

as Buyer,

and

NRJ TV III CA OPCO, LLC

and

NRJ TV III CA LICENSE CO., LLC,

as Sellers

Dated as of February 17, 2021

TABLE OF CONTENTS

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of this 17th day of February 2021 (the "Effective Date"), by and among **SOVRYN HOLDINGS, INC.**, a Delaware corporation ("Buyer"), **NRJ TV III CA OPCO, LLC**, a Delaware limited liability company ("OpCo"), and **NRJ TV III CA LICENSE CO., LLC**, a Delaware limited liability company ("LicenseCo", and together with OpCo, "Sellers") (each a "Party" and, collectively, the "Parties").

RECITALS

WHEREAS, Sellers are the owners and operators of the Class A television stations listed below (the "Stations"), pursuant to certain licenses issued by the Federal Communications Commission (the "FCC");

Call Sign	Community of License	Facility ID	Licensee	Facility Type	Channel	Status
KNET-CD	Los Angeles, CA	3167	NRJ TV III CA License Co., LLC	Digital Class A	RF-32 PSIP-25	Licensed
KNLA-CD	Los Angeles, CA	167309	NRJ TV III CA License Co., LLC	Digital Class A	RF-32 PSIP-20	Licensed

WHEREAS, Sellers own or lease certain assets used in connection with the operation of the Stations; and

WHEREAS, on the terms and conditions described herein, Sellers desire to sell and Buyer desires to purchase all of the Purchased Assets (as defined below) used in connection with the operation of the Stations.

NOW, THEREFORE, taking the foregoing into account, and in consideration of the mutual covenants and agreements set forth herein, the sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree to the following terms and conditions:

ARTICLE 1
SALE AND PURCHASE

1.1 Purchased Assets. Subject to the terms and conditions herein contained, Sellers shall grant, convey, sell, assign, transfer and deliver to Buyer on the Closing Date (as defined

below) certain properties, interests and rights of Sellers used or held for use in connection with the business and operations of the Stations (collectively, the "Purchased Assets"), but excluding the Excluded Assets (as defined below). The Purchased Assets shall include the following:

(a) **Licenses and FCC Authorizations**. All licenses, authorizations, permits, construction permits, and all pending applications for FCC licenses, permits, and authorizations applied or issued with respect to the Stations by the FCC (the "FCC Authorizations"), by the Federal Aviation Administration, and by any other federal, state or local governmental authorities in connection with the conduct of the business and operation of the Stations, including those listed on Schedule 1.1(a) attached hereto.

(b) **Tangible Personal Property**. The machinery and equipment, transmitters, antennas, furniture, fixtures, computers, software, inventory, cables, spare parts and other fixed assets and tangible personal property (including associated manufacturers and vendor warranties) used or held for use in connection with the conduct of the business and operation of the Stations, including the tangible property listed and described on Schedule 1.1(b) attached hereto, and any additions and improvements thereto between the Effective Date and the Closing Date (collectively, the "Tangible Personal Property").

(c) **Real Property**. All right, title and interest of Sellers in the real estate leases for the Stations' transmission facilities as listed and described on Schedule 1.1(c), including all tower leases, and all of Sellers' rights thereto (the "Real Property Leases").

(d) **Contracts**. (i) the contracts, agreements and leases listed on Schedule 1.1(d), including the Shared Services Agreement dated effective as of October 1, 2019 between NRJ TV LA OpCo, LLC and OpCo, as amended (the "Shared Services Agreement") and (ii) all other contracts, agreements and leases approved by Buyer in writing which are entered into between the date hereof and the Closing Date (collectively, the "Assumed Contracts").

(e) **Intangible Property**. All rights to the Stations' call letters and in any trademarks, trade names, service marks, patents, patent applications, internet domain names and associated websites, copyrights, programs and programming material (including program rights), jingles, slogans, logos, and other intangible property owned or leased by Sellers and used or useful in the operation of the Stations, including those listed on Schedule 1.1(e), and all goodwill associated with the foregoing (collectively, the "Intangible Property").

(f) **Files and Records**. The Stations' public inspection files, filings with the FCC relating to the Stations, and such other technical information, books and records that relate to the Stations and the Purchased Assets being conveyed hereunder.

(g) **Claims**. Any and all claims and rights against third parties if and to the extent relating to Purchased Assets, including all rights under manufacturers' and vendors' warranties.

(h) **Prepaid Items**. All deposits, reserves and prepaid expenses relating to the Stations and the Purchased Assets and prepaid taxes relating to the Stations and the Purchased Assets, pro-rated as of the Closing.

1.2 Excluded Assets. The following shall be excluded from the Purchased Assets and retained by Sellers (collectively, the "Excluded Assets"):

(a) **Cash**. All cash, cash equivalents or similar investments such as certificates of deposit, treasury bills and other marketable securities on hand and/or in banks and deposits of Sellers.

(b) **Accounts Receivable**. All accounts receivable of Sellers arising from the operation of the Stations prior to the Closing which are outstanding and uncollected as of the Closing (the "Accounts Receivable").

(c) **Insurance**. Any insurance policies, intercompany accounts, promissory notes, amounts due from employees, bonds, letters of credit, or other similar items, any cash surrender value in regard thereto of Sellers, and any proceeds from insurance claims made by Sellers relating to property or equipment included in the Purchased Assets that has been repaired, replaced or restored by Sellers prior to the Closing Date.

(d) **Benefit Plans**. Any pension, profit-sharing or cash or deferred (Section 401(k) or otherwise) plans and trusts and assets thereof, or any other employee benefit plan or arrangement, and the assets thereof.

(e) **Tax Refunds**. Any interest in and to any refunds of federal, state or local franchise, income or other taxes of Sellers for taxes incurred and actually paid by Sellers prior to the Closing.

(f) **Excluded Personal Property**. Any tangible and intangible personal property of Sellers listed on Schedule 1.2(f).

(g) **Books and Records**. Except as provided in Section 1.1(f), all financial records, account books and general ledgers, and all corporate records (including organizational documents) of Sellers, including tax returns and transfer books.

(h) **Employees**. All employees of the Stations or of Sellers, if any.

(i) **Contracts**. Any contracts or agreements not listed on Schedule 1.1(d).

(j) **Pre-Closing Claims**. Except to the extent set forth in Section 1.1(g), any and all claims and rights against third parties, to the extent relating to any event or occurrence prior to the Closing.

(k) **KSCI Assets**. All assets used in the operation of KSCI-TV and not specifically included in the Purchased Assets.

1.3 Liabilities. The Purchased Assets shall be transferred by Sellers to Buyer free and clear of all debts, security interests, mortgages, trusts, claims, pledges, conditional sales agreements, equipment leases, and other liens, liabilities and encumbrances of every kind and nature ("Liens"), other than for (x) taxes not yet due and payable, (y) Liens that will be discharged prior to Closing and (z) statutory liens of landlords, mechanics and materialmen created in the ordinary course of business of Sellers for amounts not yet due ("Permitted Liens"). Buyer shall assume and undertake to pay, discharge and perform all obligations and liabilities relating to the Assumed Contracts arising or occurring after the Closing and relating to the operation of the Stations after the Closing (the "Assumed Liabilities"). Buyer shall not assume any other obligations or liabilities including (a) any obligations or liabilities under the Assumed Contracts or other Purchased Assets relating to the period prior to the Closing; (b) any obligations or liabilities of Sellers which are unrelated to the Purchased Assets being sold hereunder, (c) any obligations or liabilities relating to employees of Sellers (including any pension obligations or pension withdrawal liabilities), (d) any obligations or liabilities relating to the Excluded Assets, (e) any federal, state or local franchise, income or other taxes of Sellers, (f) any amounts (other than regulatory fees) due and owing to the FCC prior to the Closing, or (g) any other obligations or liabilities of Sellers (except to the extent that Buyer receives an adjustment to the Purchase Price pursuant to Section 1.5 for such amounts) (collectively, the "Retained Liabilities").

1.4 Purchase Price.

(a) **Purchase Price**. The base purchase price to be paid for the Purchased Assets will be Ten Million Dollars ($10,000,000) (the "Purchase Price"), subject to the adjustments described below in Sections 1.4(b), 1.4(c) and 1.5. Buyer shall pay the Purchase Price to Sellers by wire transfer of immediately available funds at Closing to an account specified by Sellers at least two (2) business days prior to the Closing Date.

(b) **Escrow Deposit**. Contemporaneously with the execution and delivery of this Agreement, Buyer (or an affiliate of Buyer) will deposit One Million Dollars ($1,000,000) (the "Escrow Deposit") to be held in escrow. The Escrow Deposit shall be held and disbursed by Truist Bank as the escrow agent (the "Escrow Agent") pursuant to the terms of a mutually agreeable escrow agreement (the "Escrow Agreement"), substantially in the form of Exhibit A attached hereto. Any fees charged by the Escrow Agent shall be paid one-half (1/2) by Buyer and one-half (1/2) by Sellers. The Escrow Deposit shall be the sole and exclusive recourse of Sellers for any breach of this Agreement by Buyer prior to the Closing. At Closing, the Escrow Deposit shall be disbursed by the Escrow Agent to Sellers as a credit against the Purchase Price (without any reduction for disbursements prior to Closing) and any interest accrued thereon shall be disbursed by the Escrow Agent to Buyer. If this Agreement is terminated by Sellers

pursuant to Section 11.1(b) the Escrow Deposit and any interest accrued thereon shall be disbursed by the Escrow Agent to Sellers, and Buyer shall not, by any act or omission, delay or prevent any such payment. If this Agreement is otherwise terminated pursuant to its terms, the Escrow Deposit and any interest accrued thereon shall be promptly disbursed by the Escrow Agent to Buyer and Sellers shall not, by any act or omission, delay or prevent any such payment.

(c) **Option Fee**. Contemporaneously with the execution and delivery of this Agreement, Buyer (or an affiliate of Buyer) will pay to Sellers a fee (the "Option Fee") of One Million Dollars ($1,000,000), which shall be non-refundable except if this Agreement is terminated pursuant to Section 11.1(c), in which case the Option Fee shall promptly be repaid by Sellers to Buyer by wire transfer of immediately available funds.

1.5 Prorations. The Parties agree to prorate all expenses arising out of ordinary course of the operation of the Stations which are incurred, accrued, or payable, as of 11:59 p.m. local time of the day preceding the Closing. The items to be prorated shall include monthly fees under the Shared Services Agreement and monthly utility charges, FCC regulatory fees for the most recent assessable year (based on the most recent information available from the FCC about the cost of such regulatory fees for the Stations), real and personal property taxes upon the basis of the most recent tax bills and information available, security deposits, and similar prepaid and deferred items. Revenues from programming agreements shall be based upon the actual fees paid by the counterparty to such programming agreements for such month. The prorations shall, insofar as feasible, be determined and paid on the Closing Date, with final settlement and payment to be made within forty-five (45) days after the Closing Date.

1.6 Allocation of Purchase Price. Buyer and Sellers shall negotiate in good faith an allocation of the Purchase Price to the assets acquired hereunder in a manner which complies with Section 1060 of the Internal Revenue Code of 1986, as amended to the date hereof, prior to Closing.

ARTICLE 2
FCC CONSENT; CLOSING

2.1 FCC Consent; Assignment Application. Buyer and Sellers shall prepare, execute, file, and vigorously prosecute an application to the FCC (the "Assignment Application") requesting the FCC's consent (the "FCC Consent") to the assignment from LicenseCo to Buyer of all FCC Authorizations pertaining to the Stations. The Assignment Application shall be filed not later than five (5) business days after the date of the execution of this Agreement. Buyer and Sellers shall take all reasonable steps to cooperate with each other and with the FCC in order to secure such FCC Consent without delay and to promptly consummate the transaction contemplated in this Agreement. Buyer shall pay the FCC filing fees due in connection with the Assignment Application, one-half of which fees shall be credited against the Purchase Price at the Closing. Each Party shall be responsible for all of its other costs with respect to the preparation, filing and prosecution of the Assignment Application. Sellers shall issue a public notice concerning the filing of the Assignment Application in accordance with the requirements of section 73.3580 the FCC's rules. Buyer and Sellers shall promptly notify each other of, and provide copies of, all documents filed with or received from the FCC or any other governmental agency with respect to this

Agreement, the Assignment Application or the transaction contemplated hereby. If either Buyer or Sellers becomes aware of any fact which would prevent or delay the FCC Consent, it shall promptly notify the other Party. For purposes of determining the date of the grant of the FCC Consent, the FCC Consent shall be deemed to have been granted on the date that the FCC gives public notice of the grant within the meaning of the FCC's rules and shall be deemed to have become effective as of such date unless the FCC shall have provided a different effective date by written action. In the event that the FCC grants the FCC Consent by multiple orders and actions, the date that the FCC gives public notice (within the meaning of the FCC's rules) of the last such orders or actions comprising the FCC Consent shall be deemed the date of grant for the FCC Consent.

2.2 Closing Date; Closing Place. The closing (the "Closing") of the transaction contemplated in this Agreement shall occur on a date (the "Closing Date") that is no more than five (5) business days following the later to occur of the date on which (a) the FCC Consent has been granted, and (b) all the other conditions to the Closing set forth in Articles 7 and 8 hereof shall have either been waived or satisfied (except those conditions to be satisfied at the Closing). Sellers and Buyer agree to cooperate to the extent necessary to obtain the FCC's extension of the effectiveness of the FCC Consent as may be required. The Closing shall be held by exchange of documents via email, or as Sellers and Buyer may otherwise agree.

2.3 Assignment of Real Property Leases and Assumed Contracts at Closing. In the event any Real Property Lease or Assumed Contract may not be assigned without the consent of any third party, and such consent has not been obtained as of the Closing, then such Real Property Lease or Assumed Contract will not be deemed assigned to Buyer until such third party consent is obtained. If consent is subsequently obtained or deemed obtained (by virtue of the passage of time) after the Closing, such Real Property Lease or Assumed Contact shall be deemed assigned by Sellers and assumed by Buyer pursuant to this Agreement as of the date of such consent without further action or writing by the Parties. Prior to obtaining any required consent, to the extent permitted by law, Sellers agree to equitably assign their rights in such Real Property Lease or Assumed Contract to Buyer until such consent is obtained. In doing so, Buyer shall receive all benefits of such Real Property Lease or Assumed Contract and be obligated to pay any monies owned thereunder, and perform and comply with the terms of such Real Property Lease or Assumed Contract on Sellers' behalf. Sellers shall use commercially reasonable efforts to obtain all consents required to assign the Real Property Leases and Assumed Contracts to Buyer until each such consent is obtained. If any such consent is not obtained prior to the Closing Date, Sellers shall use commercially reasonable efforts to obtain such consent as soon as possible after the Closing Date.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers jointly and severally make the following representations and warranties to Buyer:

3.1 Organization and Authorization. Each Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and as of the Closing Date will be qualified to do business in any other jurisdiction where such qualification is required by law except where the failure to so qualify could not reasonably be

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expected to have a material adverse effect on the operation of either of the Stations or the transactions contemplated herein. Sellers have the power and authority to execute and deliver this Agreement and to consummate the transaction contemplated hereby. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby on Sellers' parts, have been duly and validly authorized by Sellers, and no other actions on the parts of Sellers are necessary to authorize the execution and delivery of, or the performance of Sellers' obligations under, this Agreement, or to consummate the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by Sellers. This Agreement constitutes the legal, valid, and binding obligation of Sellers enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, or other laws affecting generally the enforcement of creditors' rights or the application of principles of equity.

3.2 **No Defaults**. The execution, delivery, and performance of this Agreement by Sellers will not (a) constitute a violation of, or conflict with, any organizational document of Sellers, (b) result in a default (or give rise to any right of termination, cancellation, or acceleration) under, or conflict with, any of the terms, conditions, or provisions of any material note, bond, mortgage, indenture, contract, agreement, lease, or other instrument or obligation relating to the business of the Stations or to which any Seller or any of the Purchased Assets may be subject, (c) violate any statute, regulation, order, injunction, or decree of any federal, state, or local governmental authority or agency which is applicable to any Seller or any of the Purchased Assets, (d) result in the creation or imposition of any Lien, charge, or encumbrance of any nature whatsoever upon any of the Purchased Assets, other than Permitted Liens, or (e) require the consent or approval of any governmental authority, lending institution, or other third party other than the FCC Consent, except as otherwise noted in Schedule 3.9 hereto.

3.3 **Tangible Personal Property**. Schedule 1.1(b) hereto lists the Tangible Personal Property having a book value in excess of $1,000 owned by Sellers that will be conveyed to Buyer, indicating for each such asset, its net book value as of December 31, 2020. Sellers own and have, and will have on the Closing Date, good and marketable title to the Tangible Personal Property. Each material item of Tangible Personal Property (a) is in operating condition, (b) has been maintained in a manner substantially consistent with generally accepted standards of good engineering practice, and (c) is capable of being operated in full compliance, in all material respects, with the FCC Authorizations and rules and regulations of the FCC.

3.4 **Real Property**. Sellers hold no fee simple ownership interests in real property used in the operation of the Stations. Sellers hold valid leasehold (or license) interests for the transmitter sites for the Stations. Schedule 1.1(c) sets forth a true and complete list of the Real Property Leases, and sets forth, for each Real Property Lease, the address of the premises leased under the Real Property Lease, the expiration date of the term of the Real Property Lease (and sets forth any renewal terms), and the annual rent currently payable under the Real Property Lease and any increases to such annual rent during the remainder of the term. The Real Property Leases set forth on Schedule 1.1(c) are Sellers' sole interest in real estate used in connection with the operation of the Stations in the manner in which it is being operated (other than the Stations' broadcast studios). To the Knowledge of Sellers, there is no pending condemnation or similar proceeding affecting the real property which is subject to a Real Property Lease. Subject to obtaining applicable lessor consents, Sellers have the full legal power and authority to assign their rights under the Real Property Leases to Buyer. The present use of the premises leased in the Real Property Leases (the

"Leased Premises") is in compliance with all applicable zoning codes or other laws. All permanent certificates of occupancy and other consents and approvals required to be obtained for use of the Leased Premises by Sellers from any governmental authority, association or board with jurisdiction over the Leased Premises have been issued and are in full force and effect.

3.5 FCC Authorizations and Other Licenses.

(a) Schedule 1.1(a) hereto contains a true and complete list of the FCC Authorizations and all other licenses, permits, construction permits, or other authorizations or waivers from governmental or regulatory authorities that are required for the lawful conduct of the business and operations of the Stations in the manner and to the full extent that the Stations are presently operated. Schedule 1.1(a) includes a true and complete list of the FCC Authorizations, including both active and pending licenses, construction permits, and other applications for authorizations in connection with the operation of the Stations. Except as listed on Schedule 1.1(a), the FCC Authorizations and other licenses are in full force and effect, unimpaired by any act or omission of Sellers. LicenseCo lawfully holds each of the FCC Authorizations and the other licenses, permits, and authorizations listed on Schedule 1.1(a), none of which is subject to any restrictions or conditions that would limit in any material respect the operations of the Stations, other than (i) as may be set forth on the faces of such FCC Authorizations and other licenses, or (ii) as may be applicable to substantial segments of the Class A television broadcasting industry.

(b) To Sellers' Knowledge, Sellers are operating the Stations in all material respects in compliance with the FCC Authorizations, the Communications Act of 1934, as amended, and all regulations and published policies of the FCC (the "Communications Laws"). Neither the Stations nor Sellers have (i) received any complaint that either Station is causing objectionable interference to any other station or (ii) waived any interference rights except as set forth in Schedule 3.5. There is not now pending, or threatened, any action by or before the FCC to revoke, cancel, rescind, modify, or refuse to renew any of such FCC Authorizations. Except as set forth in Schedule 3.5, Sellers have not received any notice of, and have no knowledge of, any pending, issued, or outstanding order by or before the FCC, or of any investigation, order to show cause, notice of violation, notice of apparent liability, notice of forfeiture, or material complaint against the Stations or Sellers. There are no pending proceedings before the FCC regarding the Class A status of the Stations, and there has been no notice of inquiry or order to show cause issued by the FCC regarding the Class A status of the Stations. Sellers have paid all FCC regulatory fees due and owing for the Stations for years prior to the current assessable year.

(c) All material reports and filings required to be filed with the FCC by Sellers with respect to the operation of the Stations have been filed, and all such reports and filings are accurate and complete in all material respects. Sellers maintain records for the Stations and such records comply with the Communications Laws in all material respects.

(d) The operations of the Stations do not exceed permissible levels of exposure to non-ionizing electromagnetic radiofrequency ("RF") radiation specified in the FCC's rules and regulations concerning RF radiation. Neither of the Stations was silent or operating on less than the required minimum schedule for a period of time of more than thirty (30) days during the current license term.

3.6 Title. Except as set forth on Schedule 3.6 hereof, no Liens exist or have been filed or recorded against the Purchased Assets in the public records of the Secretary of State of Sellers' state of organization or in any other jurisdiction in which the Purchased Assets are located. Any Lien listed on Schedule 3.6 will be fully discharged on or prior to the Closing Date. The instruments to be executed by Sellers and delivered to Buyer at the Closing, conveying the Purchased Assets to Buyer, will transfer good and marketable title to the Purchased Assets, free and clear of all Liens other than Permitted Liens. The Purchased Assets are sufficient for the operation of the Stations as presently conducted by Sellers.

3.7 Brokers. There is no broker or finder or other person who would have any valid claim for a commission or a brokerage fee in connection with this Agreement or the transaction contemplated hereby as a result of any agreement, understanding, or action on the part of Sellers.

3.8 Litigation; Compliance with Law. Sellers are not subject to any order, writ, injunction, judgment, arbitration, decision, or decree having a binding effect and affecting the business of the Stations or the Purchased Assets or which restrains or enjoins, or purports to restrain or enjoin, or could reasonably be expected to restrain or enjoin, the transaction contemplated hereby, and to Sellers' Knowledge no such proceeding is pending. There is no material litigation or administrative investigation or proceeding pending by or against, or, to Sellers' Knowledge, threatened against, Sellers which relates to the Stations or which could materially and adversely affect any of the Purchased Assets. Sellers, with respect to the Stations, have complied in all material respects with all applicable laws, regulations, orders, or decrees. The present uses by Sellers of the Purchased Assets do not violate any such laws, regulations, orders, or decrees in any material respect, and Sellers have no knowledge of any basis for any claim for compensation or damage or other relief from any violation of the foregoing.

3.9 Approvals and Consents. Except as described in Schedule 3.9 hereto, the execution, delivery and performance by Sellers of this Agreement and the consummation of the transaction contemplated hereby will not require any consent, permit, license or approval of any person, entity or government or regulatory authority other than the FCC Consent.

3.10 Insurance. All of the material Purchased Assets that are insurable are insured against loss, injury, or damage at book value. In the event of any loss or damage to the Purchased Assets prior to Closing, any shortfall between insurance proceeds and replacement value will not excuse Sellers' obligation to replace or repair the Purchased Assets with comparable assets to the extent required to meet its delivery obligations to Buyer.

3.11 Environmental Matters. (a) Sellers have not, in connection with their business or assets, generated, used, transported, treated, stored, released or disposed of, or to Sellers' Knowledge, have suffered or knowingly permitted anyone else to generate, use transport, treat, store, release or dispose of any Hazardous Substance (as defined below) in violation of any

applicable environmental law; (b) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the conduct of business of the Stations which has created or might reasonably be expected to create any material liability under any applicable environmental law or which would require reporting to or notification of any governmental entity; (c) to the Knowledge of Sellers, no asbestos or polychlorinated biphenyl or underground storage tank is contained in or located at any facility used in connection with their business; and (d) any Hazardous Substance handled or dealt with by Sellers in any way in connection with business of the Stations has been and is being handled or dealt with in all material respects in compliance with all applicable environmental laws. To Sellers' Knowledge, Sellers and the Stations are in compliance in all material respects with all environmental, health and safety laws applicable to leased real property included in the Purchased Assets. There is no action, suit or proceeding pending or, to Sellers' Knowledge, threatened against, any Seller or the Stations that asserts that such Seller or the Stations have violated any environmental, health or safety laws applicable to such real property. "Hazardous Substance" means any substance that is defined or listed in, or otherwise classified pursuant to, any applicable laws as a "hazardous substance," "hazardous material," "hazardous waste" or "toxic substance," or any other formulation of any applicable environmental law intended to define, list or classify substances by reason of deleterious properties such as ignitibility, corrosivity, reactivity, radioactivity, carcinogenicity, reproductive toxicity and petroleum and drilling fluids, produced waters and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy.

3.12 Taxes. Sellers have duly, timely, and in the required manner, filed all federal, state, and local income, franchise, sales, use, property, excise, payroll, and other tax returns and forms required to be filed, and have paid in full or discharged all taxes, assessments, excises, interest, penalties, deficiencies, and losses required to be paid. No event has occurred which could impose upon Buyer any liability for any taxes, penalties, or interest due or to become due from Sellers to any taxing authority.

3.13 Performance of Real Property Leases and Assumed Contracts. Schedules 1.1(c) and 1.1(d) include all contracts, agreements and leases that relate primarily to the operation of the Stations or the ownership of the Purchased Assets (other than contracts for the sale of advertising time), including all programming and film contracts, syndication contracts, national sales representation contracts, employment contracts, retransmission contracts, distribution contracts and network affiliation contracts, Real Property Leases, and income-producing leases and agreements. All Real Property Leases and all Assumed Contracts, including all amendments thereto, have been made available to Buyer by Sellers. Sellers have fully and timely performed all of their obligations pursuant to each of the Real Property Leases and the Assumed Contracts and are not in material default or breach of any such agreements. Except as set forth in Schedule 3.13, Sellers have not received notice from any party to any Real Property Lease or Assumed Contract that such party contends that Sellers are in default or breach under any Real Property Lease or Assumed Contract. Each of the Real Property Leases and Assumed Contracts is in full force and effect and, to the Knowledge of Sellers, there has not been (except as set forth in Schedule 3.13), and is not, any default or breach under any Real Property Lease or Assumed Contract by the other party to any Real Property Lease or Assumed Contract. Except as set forth in Schedules 1.1(c) and 1.1(d) attached hereto, there have been no modifications, extensions, or amendments of any of the Real Property Leases or Assumed Contracts, whether oral or written, except as may be contemplated by this Agreement. Sellers have not been notified by any other

party to any Real Property Lease or Assumed Contract that such party has a present intent to terminate or not to renew any Real Property Lease or Assumed Contract. Except as set forth in Schedule 3.13, none of the Real Property Leases and Assumed Contracts included in the Purchased Assets has as the other party an entity controlled by Sellers or any of Sellers' owners.

3.14 Absence of Insolvency. No insolvency proceedings of any character including bankruptcy, receivership, reorganization, composition or arrangements with creditors, voluntary or involuntary, affecting Sellers or any of the Purchased Assets, are pending or, to the best Knowledge of Sellers, threatened, and Sellers have not made any assignment for the benefit of creditors, or taken any action with a view to, or which would constitute the basis for the institution of, any such insolvency proceedings.

3.15 MVPD Matters. Sellers have not entered into retransmission agreements with any multichannel video programming distributors ("MVPDs") with respect to the Stations, or made retransmission consent elections for the Stations with any MVPDs for the 2021-2023 election cycle.

3.16 Operating Statement. Attached as Schedule 3.16 is a true and complete copy of the unaudited statement of operations of the Stations for the eleven (11) months ending November 30, 2020 (the "Operating Statement"). The Operating Statement has been prepared from the books and records of Sellers, and presents fairly, in all material respects, the results of the operations of the Stations for the period indicated in the Operating Statement.

3.17 Purchased Assets. The Purchased Assets include all assets that are owned or leased by Sellers and primarily used or held for use in the operation of the Stations, in all material respects as currently operated, except for the Excluded Assets.

3.18 Employees. Neither Sellers or the Stations have employees or employee benefit plans.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer makes the following representations and warranties to Sellers:

4.1 Organization and Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and as of the Closing Date will be qualified to do business in the State of Delaware and any other jurisdiction where such qualification is required.

4.2 Authorization. Buyer has the power and authority to execute and deliver this Agreement, and to consummate the transaction contemplated hereby. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly and validly authorized by Buyer, and no other proceedings on the part of Buyer are necessary to authorize the execution and delivery of, or the performance of Buyer's obligations under this Agreement, or to consummate the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer. This Agreement constitutes the legal, valid, and binding agreement of Buyer enforceable in accordance with its terms, except as may be limited by

bankruptcy, insolvency, or other laws affecting generally the enforcement of creditors' rights or the application of principles of equity.

4.3 No Defaults. The execution, delivery, and performance of this Agreement by Buyer will not (a) conflict with or result in any breach of any provision of the articles of organization, operating agreement, or other similar organizational documents of Buyer, or (b) result in a default (or give rise to any right of termination, cancellation, or acceleration) under, or conflict with, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, agreement, lease, or other instrument or obligation relating to Buyer or its business, except for such defaults (or rights of termination, cancellation, or acceleration) or conflicts as to which requisite waivers or consents have been obtained and delivered to Sellers, (c) violate any statute, regulation, order, injunction, or decree of any federal, state, or local governmental authority or agency which is applicable to Buyer, or (d) require the consent or approval of any governmental authority, lending institution, or other third party other than the FCC Consent.

4.4 Buyer's Qualification. Apart from the requirement of obtaining the FCC Consent, Buyer is legally, financially, and technically qualified to acquire, and to become the FCC licensee of, the Stations and to perform its obligations under this Agreement.

4.5 Litigation. Buyer is not subject to any order, writ, injunction, judgment, arbitration, decision, or decree having a binding effect and affecting the business of Buyer or which restrains or enjoins, or purports to retrain or enjoin, or could reasonably be expected to restrain or enjoin, the transaction contemplated hereby, and no such proceeding is pending. There is no material litigation pending by or against, or, to the actual knowledge of Buyer, threatened against Buyer, that would prevent or materially impede the consummation by Buyer of the transaction contemplated by this Agreement.

4.6 Brokers. Except for Patrick Communications, LLC, whose fee shall be paid by Buyer at Closing, there is no broker or finder or other person who would have any valid claim for a commission or a brokerage fee in connection with this Agreement or the transaction contemplated hereby as a result of any agreement, understanding, or action on the part of Buyer.

ARTICLE 5
COVENANTS OF SELLERS

The following terms of this Article 5 shall apply from the Effective Date until the completion of the Closing (except as otherwise specified).

5.1 Stations' Documents. The records, files and other documents kept in connection with the Stations shall be maintained by Sellers in the usual and ordinary manner consistent with standard broadcast industry practice. Sellers shall maintain the FCC Authorizations in accordance with their terms and in compliance in all material respects with all applicable laws, rules and regulations and all applicable FCC regulations and published policies. Sellers shall maintain the FCC Authorizations in full force and effect and shall take all actions necessary to so maintain them, including the timely filing and prosecution of any necessary modification or renewal applications of the FCC Authorizations or other submissions to the FCC.

5.2 Maintenance of Purchased Assets. Sellers shall maintain the Purchased Assets in good working order consistent with standards of good engineering practice and in accordance with the rules and other requirements of the FCC. Sellers will replace any of such property that is used or useful in digital operation of the Stations which shall be worn out, lost, stolen, or destroyed with like property of substantially equivalent kind and value.

5.3 FCC's Post-Auction Repacking Process.

(a) All funds that may be made available to reimburse the Stations' channel relocation costs and expenses through the FCC's close-out procedures for the FCC's Broadcaster Relocation Fund, as set forth in the Broadcast Relocation Close-Out Procedures, and no greater than the reimbursement amounts associated with the Forms 399 that Sellers have submitted to the FCC on behalf of the Stations, shall be allocated to Sellers. If the FCC determines there was an overpayment in reimbursement funds to Sellers regarding the Stations' relocation costs and expenses, Sellers shall remain responsible for returning excess payments to the FCC. Sellers shall timely provide to Buyer copies of the interim close-out letter and final-close-out letter described in the Broadcast Relocation Close-Out Procedures PN.

(b) For purposes of this Agreement, the "FCC's Broadcaster Relocation Fund" means the TV Broadcaster Relocation Fund as defined in section 1453(d) of Title 47 of the United States Code. The associated close-out procedures are set forth in *Incentive Auction Task Force and Media Bureau Report on the Status of the Post-Incentive Auction Transition and Reimbursement Program; Announce a Further Allocation from the Relocation Fund;* and *Announce Procedures for Eligible Entities to Close Out Accounts in the Fund*, Public Notice, 34 FCC Rcd 304 (2019) (the "Broadcast Relocation Close-Out Procedures PN").

5.4 FCC Compliance. Sellers shall continue to operate and maintain the Stations in accordance with the terms of the FCC Authorizations in all material respects and in compliance in all material respects with all applicable laws and FCC regulations and published policies. Sellers will deliver to Buyer, promptly after filing, copies of any material reports, applications, or responses to the FCC, or any material communications from the FCC, or if from any other person directed to the FCC, promptly after receipt by Sellers, related to the Stations that are filed or received by Sellers between the date of this Agreement and the Closing Date. Sellers will not file any application with the FCC requesting authority to modify the Stations' facilities without Buyer's prior written consent and Sellers shall take all actions necessary to (a) keep the FCC Authorizations, including all material permits and applications pending before the FCC, valid and in full force and effect and (b) to preserve all rights for the continued use of all the FCC Authorizations for the Stations. Sellers shall promptly take all necessary or desirable action to obtain a grant of any required renewal application for the Stations, including negotiating and entering into a tolling agreement with the FCC if necessary.

5.5 Operation of Stations in Ordinary Course. Except as disclosed in writing to and approved in writing by Buyer, Sellers shall operate the Stations solely in the ordinary course of business and in accordance with past practice (including incurring only ordinary and necessary business expenses consistent with past practices for the Stations), and shall pay and perform all of

the obligations with respect to the Stations (including those required under the Assumed Contracts and Real Property Leases) in the ordinary course as such obligations become due. Sellers shall not amend any Real Property Lease or Assumed Contract without Buyer's written approval. Sellers shall maintain and preserve their goodwill, business relationships, licenses and franchises.

5.6 Insurance. Sellers shall maintain in full force and effect through the Closing Date their existing property damage, liability, and other insurance with respect to the Purchased Assets.

5.7 Disposition of Assets. Prior to the Closing Date, Sellers shall not, without the prior written consent of Buyer, dispose of, sell, lease, or transfer, or agree to dispose of, sell, lease, or transfer, any of the Purchased Assets, nor create any new Lien on the Purchased Assets.

5.8 Compliance with Law. Sellers shall comply in all material respects with all federal, state, and local laws, rules and regulations in connection with the operation of the Stations.

5.9 Access to Facilities, Files and Records. At the request of Buyer, Sellers shall from time to time give or cause to be given to Buyer full access during normal business hours to the Purchased Assets, and all accounts, books, licenses, agreements, contracts and equipment with respect to the Stations; provided, however, that all such access shall require the express consent of Sellers and shall be scheduled in a manner reasonably acceptable to Sellers.

5.10 Representations and Warranties. Sellers shall give detailed written notice to Buyer promptly upon learning of the occurrence of any event that would cause or constitute a breach, or that would have caused a breach had such event occurred or been known to Sellers prior to the date hereof, of any of the representations or warranties contained in this Agreement. Sellers shall use commercially reasonable efforts to cure any such event. Updates provided in order to comply with the covenant in this Section 5.10 will not have any impact on Buyer's conditions to Closing or serve to limit Buyer's right to indemnification hereunder.

5.11 Consummation of Agreement. Sellers shall cooperate with Buyer and use all commercially reasonable efforts to fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Agreement, and to cause the transaction contemplated by this Agreement to be fully carried out, including the prompt satisfaction of any condition to Closing set forth herein.

5.12 Shared Services Agreement. Opco shall use commercially reasonable efforts to cause the Shared Services Agreement to be amended as set forth on Schedule 5.12.

ARTICLE 6
COVENANTS OF BUYER

Buyer covenants and agrees that from the date hereof until the completion of the Closing:

6.1 Representations and Warranties. Buyer shall give detailed written notice to Sellers promptly upon learning of the occurrence of any event that would cause or constitute a breach or would have caused a breach had such event occurred or been known to Buyer prior to the date hereof, of any of the representations and warranties of Buyer contained in this Agreement. Buyer shall use commercially reasonable efforts to cure any such event. Updates provided in order

to comply with the covenant in this Section 6.1 will not have any impact on Sellers' conditions to Closing or serve to limit Sellers' right to indemnification hereunder.

6.2 Consummation of Agreement. Buyer shall cooperate with Sellers and use all commercially reasonable efforts to fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Agreement, and to cause the transaction contemplated by this Agreement to be fully carried out, including the prompt satisfaction of any condition to Closing set forth herein.

ARTICLE 7
CONDITIONS TO THE OBLIGATIONS OF SELLERS

The obligations of Sellers under this Agreement are subject to the fulfillment of the following conditions prior to or on the Closing Date:

7.1 Representations, Warranties and Covenants.

(a) Each of the representations and warranties of Buyer contained in this Agreement which is qualified in any respect as to materiality was true and correct as of the date when made and is deemed to be made again on and as of the Closing Date and is then true and correct; all other representations and warranties of Buyer contained in this Agreement were true and correct in all material respects as of the date when made and are deemed to be made again on and as of the Closing Date and are then true and correct in all material respects.

(b) Buyer shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

7.2 Proceedings. Neither Sellers nor Buyer is subject to any restraining order or injunction (or similar action) and no action is pending which would restrain or prohibit the consummation of the transaction contemplated hereby.

7.3 FCC Authorizations. The FCC Consent has been issued by the FCC with no conditions materially adverse to Sellers.

7.4 Deliveries. Buyer has complied with each and every one of its obligations set forth in Section 9.2.

ARTICLE 8
CONDITIONS TO THE OBLIGATIONS OF BUYER

The obligations of Buyer under this Agreement are subject to the fulfillment of the following conditions prior to or on the Closing Date:

8.1 Representations, Warranties and Covenants.

(a) Each of the representations and warranties of Sellers contained in this Agreement which is qualified in any respect as to materiality was true and correct as of the date when made and is deemed to be made again on and as of the Closing Date and is then true and correct; all other representations and warranties of Sellers contained in this Agreement were true and correct in all material respects as of the date when made and are deemed to be made again on and as of the Closing Date and are then true and correct in all material respects.

(b) Sellers shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or complied with by Sellers prior to or on the Closing Date.

8.2 Proceedings. Neither Sellers, Buyer, the Stations nor any of the Purchased Assets is subject to any restraining order or injunction (or similar action) and no action is pending which would restrain or prohibit the consummation of the transaction contemplated hereby.

8.3 FCC Authorizations. The FCC Consent has been issued by the FCC with no conditions materially adverse to Buyer.

8.4 Deliveries. Sellers have complied with each and every one of the obligations set forth in Section 9.1.

8.5 Required Consents. Sellers shall have obtained and delivered to Buyer all of the consents described in Schedule 8.5.

8.6 Liens. No Liens shall exist or have been filed or recorded against the Purchased Assets in the public records of the Secretary of State of Sellers' state of organization or in any other jurisdiction in which the Purchased Assets are located except for those which will be fully discharged on or prior to the Closing Date. Duly executed UCC releases or other similar documents or instruments required to transfer the Purchased Assets free and clear of Liens (other than Permitted Liens) in a form reasonably acceptable to Buyer shall have been delivered by Sellers.

8.7 On-Air Status. None of the FCC Authorizations shall have been cancelled or permanently discontinued as a result of the FCC's rules related to suspension of operations.

8.8 Shared Services Agreement. The Shared Services Agreement shall have been amended in accordance with Schedule 5.12.

ARTICLE 9
ITEMS TO BE DELIVERED AT CLOSING

9.1 Deliveries by Sellers. At Closing, Sellers shall deliver to Buyer, duly executed by Sellers or such other signatory as may be required by the nature of the document:

(a) a certificate for Sellers, dated as of the Closing Date, executed by an officer of each Seller, certifying on behalf of Sellers that the closing conditions specified in Sections 8.1(a) and (b) have been satisfied;

(b) a bill of sale sufficient to sell, convey, transfer and assign the Tangible Personal Property and all other assets included in the Purchased Assets (other than the FCC Authorizations, Real Property Leases and Assumed Contracts) to Buyer free and clear of any Liens (other than Permitted Liens), in a form reasonably acceptable to Buyer and Sellers (the "Bill of Sale");

(c) an Assignment and Assumption Agreement sufficient to sell, convey, transfer and assign the Assumed Contracts to Buyer free and clear of any Liens, in a form reasonably acceptable to Buyer and Sellers (the "Assignment and Assumption Agreement");

(d) An Assignment and Assumption Agreement sufficient to assign the FCC Authorizations (including the Stations' call letters) to Buyer, in a form reasonably acceptable to Buyer and Sellers (the "FCC Authorizations Assignment and Assumption Agreement");

(e) assignment of each Real Property Lease in a form reasonably acceptable to Buyer and Sellers (each a "Lease Assignment and Assumption Agreement");

(f) Estoppel certificates executed by the lessor for each Real Property Lease in a form reasonably satisfactory to Buyer, confirming the terms of such lease and that Sellers are not in default under, or in breach of, such lease and such other customary matters reasonably requested by Buyer;

(g) Executed releases, in suitable form for filing and otherwise in form and substance reasonably satisfactory to Buyer, of any security interests granted in the Purchased Assets as security for payment of loans and other obligations and of any other Liens (other than Permitted Liens); and

(h) Certified copies of appropriate resolutions, duly adopted, which shall be in full force and effect at the time of the Closing, authorizing the execution, delivery and performance by Sellers of this Agreement, and the consummation of the transaction contemplated hereby.

9.2 Deliveries by Buyer. At the Closing, Buyer shall deliver to Sellers, duly executed by Buyer or such other signatory as may be required by the nature of the document:

(a) a certificate for Buyer, dated as of the Closing Date, executed by an officer or other authorized representative of Buyer, certifying on behalf of Buyer that the closing conditions specified in Sections 7.1(a) and (b) have been satisfied;

(b) the payment of the Purchase Price in accordance with Section 1.4;

(c) the Bill of Sale;

(d) the Assignment and Assumption Agreement;

(e) the FCC Authorizations Assignment and Assumption Agreement;

(f) the Lease Assignment and Assumption Agreements; and

(g) certified copies of resolutions, duly adopted, which shall be in full force and effect at the time of the Closing, authorizing the execution, delivery and performance by Buyer of this Agreement, and the consummation of the transaction contemplated hereby.

ARTICLE 10
SURVIVAL AND INDEMNITY

The rights and obligations of Buyer and Sellers under this Agreement shall be subject to the following terms and conditions:

10.1 Survival of Representations and Warranties. Except as stated below, the representations and warranties of Buyer and Sellers contained in this Agreement shall survive the Closing for five (5) months from the Closing Date. Except as stated below, neither Sellers nor Buyer shall have any liability whatsoever with respect to any representation or warranty unless a claim is made hereunder or an action at law or in equity is commenced prior to expiration of the five (5) month survival period for such representation or warranty. The covenants and agreements in this Agreement shall survive the Closing until fully performed.

10.2 General Agreement to Indemnify.

(a) Sellers on the one hand (jointly and severally), and Buyer on the other hand, shall indemnify, defend and hold harmless each other and any employee, representative, agent, director, officer, affiliate or permitted assign of each other (each, an "Indemnified Party") from and against any and all claims, claims, actions, suits, proceedings, liabilities, obligations, losses and damages, amounts paid in settlement, interest, costs and expenses (including reasonable attorneys' fees, court costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (collectively, "Losses") asserted against, incurred or suffered by any Indemnified Party as a result of, arising out of or relating to: (i) the failure of any representation or warranty of the Indemnifying Party made in this Agreement to have been true and correct when made or as of the Closing Date as though such representation or warranty were made at and as of the Closing Date; or (ii) the breach by the Indemnifying Party of any covenant or

agreement of such Party contained in this Agreement or any collateral agreement to the extent not waived by the other Party hereto. The term "Losses" shall include a Party's actual out-of-pocket costs and expenses but shall not include any consequential, indirect, special and punitive damages, other than any such damages recoverable by a third party.

(b) Sellers further agree to indemnify and hold harmless Buyer and any other Indemnified Party of Buyer from and against any Losses asserted against, incurred or suffered by Buyer or any other Indemnified Party of Buyer arising out of, resulting from, or relating to (i) the operation of the Stations and ownership of the Purchased Assets prior to the Closing, or (ii) any Retained Liability.

(c) Buyer further agrees to indemnify and hold harmless Sellers and any other Indemnified Party of Sellers from and against any Losses asserted against, incurred or suffered by Sellers or any other Indemnified Party of Sellers arising out of, resulting from, or relating to (i) the operation of the Stations and ownership of the Purchased Assets from and after the Closing or (ii) any Assumed Liability.

10.3 General Procedures for Indemnification.

(a) The Indemnified Party seeking indemnification under this Agreement shall promptly notify in writing the Party or Parties against whom indemnification is sought (the "Indemnifying Party") of the assertion and basis of any claim, or the commencement and basis of any action, suit or proceeding by any third party in respect of which indemnity may be sought hereunder (a "Third Party Claim") and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder (unless the Indemnifying Party has suffered material prejudice by such failure). The Indemnifying Party shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party within thirty (30) days of receipt of notice from the Indemnified Party of the commencement of a Third Party Claim, to assume the defense and control the settlement of such Third Party Claim that involves (and continues to involve) solely money damages; provided, however, that prior to assuming any claim defense, the Indemnifying Party must show the other Party that they have the financial ability to pay out any potential monetary claim before they are allowed to assume its defense. Failure by the Indemnifying Party to so notify the Indemnified Party shall be deemed a waiver by the Indemnifying Party of its right to assume the defense of such claim.

(b) Whether or not the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

(c) The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third Party Claim that the other is defending, as provided in this Agreement,

provided that the Indemnifying Party shall pay the cost of defense of both parties by separate counsel if a conflict of interest precludes common representation.

(d) The Indemnifying Party, if it has assumed the defense of any Third Party Claim as provided in this Agreement, shall not consent to, or enter into, any compromise or settlement of, or consent to the entry of any judgment arising from, any such Third Party Claim (which compromise, settlement, or judgment: (i) commits the Indemnified Party to take, or to forbear to take, any action; or (ii) does not provide for a complete release by such Third Party of the Indemnified Party) without the Indemnified Party's prior written consent. If the conditions set forth herein are met but the Indemnified Party refused to settle any Third Party Claim, the Indemnifying Party may tender the settlement amount and be relieved of further liability. The Indemnifying Party shall not be entitled to require that any action be brought against any other person before action is brought against it hereunder by the Indemnified Party, but shall be subrogated to any right of action to the extent that it has paid or successfully defended against any Third Party Claim.

10.4 Effect of Knowledge. The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement, waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any such covenant or agreements, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.

10.5 Exclusive Remedy. The right to indemnification, defense, hold harmless, payment or reimbursement provided in this Article 10 will be the exclusive remedy of any Party with respect to Losses after the Closing with respect to the transaction contemplated by this Agreement (except with respect to willful misconduct and fraud); provided, that nothing in this Agreement shall prevent any party to this Agreement from bringing an action against one or more parties to this Agreement to enforce any of the covenants of any of the other parties to this Agreement.

10.6 Limitation on Liability. No Losses may be asserted by a party for breach of any representation or warranty pursuant to Section 10.2(a) of this Agreement until the aggregate amount of all such Losses of such party shall exceed Fifty Thousand Dollars ($50,000) (the "Deductible"), at which time the party seeking indemnification shall be entitled to recover all amounts in excess of the Deductible, and the maximum aggregate liability of the Buyer or Sellers for breach of any representation or warranty shall not exceed One Million Five Hundred Thousand Dollars ($1,500,000).

ARTICLE 11
TERMINATION

11.1 Termination. This Agreement may be terminated at any time prior to Closing:

(a) by the mutual written consent of Sellers and Buyer;

(b) by written notice of Sellers to Buyer if Buyer: (i) does not satisfy the conditions or perform the obligations to be satisfied or performed by Buyer on or before the Closing Date in any material respect; (ii) breaches in any material respect any of Buyer's representations or warranties; or (iii) defaults in any material respect in the performance of any of Buyer's covenants or agreements under this Agreement; and in any of which events such breach or default is not cured within the Cure Period (as defined below), if applicable;

(c) by written notice of Buyer to Sellers if any Seller: (i) does not satisfy the conditions or perform the obligations to be satisfied or performed by Sellers on or before the Closing Date in any material respect; (ii) breaches in any material respect any of Sellers' representations or warranties; or (iii) defaults in any material respect in the performance of any of Sellers' covenants or agreements under this Agreement; and in any of which events such breach or default is not cured within the Cure Period (as defined below), if applicable;

(d) by Buyer as provided in Section 12.6 (Risk of Loss); or

(e) by written notice of Sellers to Buyer, or Buyer to Sellers: (i) if the Closing has not been consummated within twelve (12) months of the Effective Date of this Agreement; (ii) if, for any reason, the FCC denies or dismisses the Assignment Application and the time for reconsideration or court review under the Communications Laws with respect to such denial or dismissal has expired and there is not then pending with respect thereto a timely filed petition for reconsideration or request for review; or (iii) if, for any reason, the Assignment Application is designated for an evidentiary hearing, provided, however, that the right to terminate this Agreement under this clause (e) shall not be available to any Party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

11.2 Cure Period. The term "Cure Period" as used herein means a period commencing with the date that Buyer or Sellers receives from the other Party written notice of breach or default hereunder and continuing until thirty (30) days thereafter; provided, however, that if the breach or default cannot reasonably be cured within such period, but can be cured before the Closing Date, and if diligent efforts to cure promptly commence, then the Cure Period shall continue as long as such diligent efforts to cure continue, but not beyond the Closing Date. Except as set forth below, the termination of this Agreement shall not relieve any Party of any liability for breach or default under this Agreement prior to the date of termination.

11.3 Liability; Right to Terminate. A termination of this Agreement shall not relieve any Party hereto of any liability for which it otherwise would be subject. Notwithstanding anything

in this Agreement to the contrary, no Party that is in material breach of this Agreement shall be entitled to terminate this Agreement except with the written consent of the other Party.

11.4 Payment of Escrow Deposit.

(a) **Buyer's Default**. Upon a termination of this Agreement by Sellers pursuant to Section 11.1(b) above due to a breach by Buyer of any of its material obligations under this Agreement, Sellers' sole remedy shall be the retention of the Option Fee and the release of the Escrow Deposit, including all interest earned thereon, from the Escrow Agent, as liquidated damages. Sellers and Buyer each acknowledge that these liquidated damages are reasonable in light of the anticipated harm that would be caused by Buyer's breach of any of its material obligations under this Agreement and the difficulty of ascertaining damages and proof of loss and that these damages are not a penalty.

(b) **Sellers' Default**. Upon a termination of this Agreement by Buyer pursuant to Section 11.1(c) due to a breach by Sellers of any of their material obligations under this Agreement, Buyer may terminate this Agreement and shall be entitled to release of the Escrow Deposit (and all accrued interest thereon) to it from the Escrow Agent and a return of the Option Fee. If Buyer stands willing, ready, and able to close and is not in breach, and if Sellers nevertheless refuse to close, Buyer shall further be entitled to pursue all legal and equitable remedies against Sellers, including, seeking specific performance as provided in Section 11(d) below.

(c) **Other Termination**. Upon a termination of this Agreement for any reason other than as a result of a breach by either Party of its material obligations under this Agreement or as a result of a termination of this Agreement, pursuant to Section 11.1(e), Sellers shall be entitled to the release of the Escrow Amount, including all interest earned thereon, and thereafter neither Party shall have any further obligation to the other under this Agreement.

(d) **Specific Performance**. Sellers acknowledge that the Stations are unique assets not readily obtainable on the open market and that, in the event that Sellers fail to perform their obligation to consummate the transaction contemplated hereby, money damages alone will not be adequate to compensate Buyer for its injury. Therefore, Sellers agree and acknowledge that in the event of Sellers' failure to perform its obligation to consummate the transaction contemplated hereby, Buyer shall be entitled to specific performance of the terms of this Agreement and of Sellers' obligation to consummate the transaction contemplated hereby. If any action is brought by Buyer to enforce this Agreement, Sellers shall waive the defense that there is an adequate remedy at law, and the prevailing Party in litigation shall be entitled to receive from the non-prevailing Party all court costs, attorney's fees and other out-of-pocket expenses incurred by the prevailing Party in enforcing or defending its rights under this provision.

ARTICLE 12
MISCELLANEOUS

12.1 Governing Law. The construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the State of New York (exclusive of those relating to conflicts of laws). Any action at law, suit in equity or judicial proceeding arising directly, indirectly, or otherwise in connection with, out of, related to or from this Agreement, or any provision hereof, shall be litigated only in the courts of the State of New York in New York County or federal courts in the Southern District of New York. The Parties hereby consent to the personal and subject matter jurisdiction of such courts and waive any right to transfer or change the venue of any litigation between them.

12.2 Expenses; Taxes. Except as provided in Section 2.1 and in this Section 12.2, each Party hereto shall bear all of its expenses incurred in connection with the transaction contemplated by this Agreement, including accounting, engineering and legal fees incurred in connection herewith. Any state or local sales, use, stamp or transfer taxes and other similar taxes payable in connection with consummation of the transactions contemplated herein shall be paid by the Party against whom such taxes are assessed by the applicable governmental authority.

12.3 Entire Agreement; Amendment; No Waiver. This Agreement, including the schedules and exhibits hereto, contain the entire agreement and understanding by and between the Parties, and no other representations, promises, agreements, or understanding, written or oral, not contained herein shall be of any force or effect, the terms of which are superseded and replaced by this Agreement. This Agreement may only be amended in a writing signed by the Parties. No oral agreement shall have any effect. No failure or delay in exercising any right hereunder shall be deemed or construed to be a waiver of such right, either prospectively or in the particular instance. This Agreement has been prepared by all of the Parties hereto, and no inference of ambiguity against the drafter of a document therefore applies against any Party hereto.

12.4 Confidentiality. Except for information about the Stations and the Purchased Assets acquired by Buyer at the Closing (which shall be deemed confidential information of Buyer at the Closing) and except where such information is known through other lawful sources or where its disclosure is required in accordance with applicable law, including requirements of the FCC pursuant to the Assignment Application, each of Buyer and Sellers shall keep confidential all information obtained by it with respect to the other Party in connection with this Agreement. If the transaction contemplated hereby is not consummated for any reason, Buyer and Sellers shall return to each other or destroy, without retaining a copy thereof in any medium whatsoever, any schedules, documents or other written information, including all financial information, obtained from the other in connection with this Agreement and the transaction contemplated hereby.

12.5 Public Announcements.

(a) Prior to the Closing Date, no Party shall, without the approval of the other Party hereto, make any press release or other public announcement concerning the transaction contemplated by this Agreement, except (i) to announce that the transaction has been entered into and (ii) as and to the extent that such Party shall be so obligated by law or the rules of any stock exchange, in which case such Party shall give advance notice

to the other Party and the Parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued.

(b) Notwithstanding the foregoing, the Parties acknowledge that (i) Sellers will provide local public notice of the filing of the Assignment Application in accordance with Section 73.3580 of the FCC's rules and (ii) a copy of this Agreement shall be included as a material part of the Assignment Application, which will be made available for public inspection in the Stations' FCC public inspection files and in the FCC's records.

12.6 **Risk of Loss**. The risk of loss to any of the Purchased Assets on or prior to the Closing Date shall be upon Sellers. Sellers shall use all commercially reasonable efforts to repair or replace any damaged or lost Purchased Assets; provided, however, that in the event that any Purchased Asset or Purchased Assets incur(s) damages which are expected to exceed Fifty Thousand Dollars ($50,000) to repair or any Purchased Asset or Purchased Assets having a fair market value of Fifty Thousand Dollars ($50,000), or more, is lost as of the date otherwise scheduled for the Closing, then Buyer may, at its option, upon prior written notice to Sellers, either (a) postpone the Closing for a period of up to sixty (60) days while Sellers shall repair or replace such Purchased Asset or Purchased Assets, (b) elect to close the transaction contemplated herein with such Purchased Asset or Purchased Assets in their damaged or lost condition, in which case Sellers shall assign to Buyer all proceeds of insurance on such damaged or lost Purchased Asset or Purchased Assets, and Buyer shall have the responsibility to repair or replace such damaged or lost Purchased Asset or Purchased Assets, or (c) if such damage or loss exceeds Five Hundred Thousand Dollars ($500,000), may terminate this Agreement without penalty upon written notice to Sellers. Should the Stations not operate with at least 80% of its full, FCC-licensed facilities for a period of thirty (30) consecutive days, without appropriate notice or application the FCC, and for reasons other than *force majeure*, Buyer may elect to terminate this Agreement without penalty upon giving written notice thereof to Sellers.

12.7 **Successors and Assigns**. Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto, and their respective representatives, heirs, successors and assigns. Sellers may not assign this Agreement or any part hereof without the prior written consent of Buyer, which shall not be withheld unreasonably, and any attempted assignment without such consent shall be void. Buyer may not assign this Agreement or any part hereof, without the prior written consent of Sellers, which shall not be unreasonably withheld, conditioned or delayed; provided that Buyer may change the ownership interests in Buyer's affiliates or Buyer's management as long as Buyer remains party to this Agreement; provided further, that no such assignment or change in ownership interests shall be permitted if Sellers, in their reasonable discretion, believe such assignment or change in ownership interests would cause a delay in receiving FCC Consent. In the event of any assignment of this Agreement, the assignee shall enter into a written agreement accepting joint and several liability for all obligations under this Agreement and such assignor shall not be relieved of any of its obligations hereunder.

12.8 **Notices**. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given (a) when personally served, (b) one business day following the day when sent by Federal Express

or a similar overnight courier service, expenses prepaid, (c) three business days following the day when sent by postpaid registered or certified mail, or (d) when sent by email (provided that an additional copy is sent within two business days thereafter in accordance with the delivery method set forth in the preceding clauses (a) or (b)), in each case to the Parties at the following addresses:

If to **Sellers**, then to:

NRJ TV III CA OpCo, LLC and
NRJ TV III CA License Co, LLC
722 S. Denton Tap Road, Suite 130
Coppell, Texas 75019
Attention: Ted B. Bartley
Email: ted@nrjventures.com

and to (which shall not constitute notice):

Greenberg Traurig, LLP
3333 Piedmont Road, NE, Suite 2500
Atlanta, Georgia 30305
Attention: James S. Altenbach, Esq.
Email: altenbachj@gtlaw.com

If to **Buyer,** then to:

Sovryn Holdings, Inc.
450 Park Avenue
New York, NY 10022
Email: pfalcone@harbingercapital.com

and to (which shall not constitute notice):

Hogan Lovells US LLP
Attention: Trey Hanbury
Columbia Square
555 Thirteenth Street, NW
Washington, DC 20004
Email: trey.hanbury@hoganlovells.com

Any Party may change the address to which communications are to be sent by giving notice of such change of address in conformity with the provisions of this Section providing for the giving of notice.

12.9 Further Assurances. From time to time prior to, on and after the Closing Date, each Party hereto will execute all such instruments and take all such actions as the other Party shall reasonably request, without payment of further consideration, in connection with carrying out and effectuating the intent and purpose hereof and all transactions contemplated by this Agreement, including the execution and delivery of any and all confirmatory and other instruments in addition

to those to be delivered on the Closing Date, and any and all actions which may reasonably be necessary to complete the transaction contemplated hereby. The Parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement.

12.10 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any provision contained herein, or its application to any particular circumstance shall, for any reason, be held to be invalid or unenforceable by a court of competent jurisdiction, such provision or such application shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without invalidating the remainder of such provision or any other provisions hereof, or its application in any other circumstance, unless such a construction would be unreasonable, and without invalidating such provision or its application in any other jurisdiction.

12.11 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

12.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. When a reference is made in this Agreement to a Party or to a Section, Exhibit or Schedule, such reference shall be to a Party to, a Section of, or an Exhibit or Schedule to, this Agreement, unless otherwise indicated. All terms defined in this Agreement shall have their defined meanings when used in any Exhibit or Schedule to this Agreement or any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. Whenever used in this Agreement, "business day" shall mean any day, other than a Saturday or a Sunday or a day on which banking and savings and loan institutions are authorized or required by applicable law to be closed in the State of New York. Whenever the words "include", "includes", "including" or "such as" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word "or" when used in this Agreement is not exclusive. The word "extent" in the phrase "to the extent" means the degree to which a subject or other thing extends, and such phrase shall not mean simply "if". Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. Any contract or statute defined or referred to herein means such contract or statute as from time to time amended, supplemented or modified, including (a) in the case of contracts, by waiver or consent and, in the case of statutes, by succession of comparable successor statutes and (b) all attachments thereto and instruments incorporated thereby. The words "asset" and "property" shall be construed to have the same meaning and effect. References to a person are also to its permitted successors and assigns. The words "Knowledge

of Sellers" or "to Sellers' Knowledge" shall mean the actual knowledge of Ted Bartley or Jeff Hazelrigg after reasonable due inquiry.

12.13 Counterparts. This Agreement may be executed by email transmission and in counterparts, each of which shall constitute an original but together will constitute a single document.

IN WITNESS WHEREOF, the Parties have duly executed this Asset Purchase Agreement as of the date first above written.

BUYER:

SOVRYN HOLDINGS, INC.

By: ______________________
Name: Philip A. Falcone
Title: Chief Executive Officer

SELLERS:

NRJ TV III CA OPCO, LLC

By: ______________________
Name: Ted B. Bartley
Title: President

NRJ TV III CA LICENSE CO., LLC

By: ______________________
Name: Ted B. Bartley
Title: President

EXHIBITS

Exhibit A Escrow Agreement

SCHEDULES

1.1(a) FCC & Other Governmental Authorizations

1.1(b) Tangible Personal Property

1.1(c) Real Property Interests

1.1(d) Assumed Contracts

1.1(e) Intangible Property

1.2(f) Excluded Personal Property

3.5 FCC Complaints and Inquiries

3.6 Liens

3.9 Approvals and Consents

3.13 Assumed Contract Defaults

3.16 Operating Statement

5.12 Shared Services Agreement Amendment

8.5 Required Consents